Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPARFUMS, INC. REPORTS 2026 SECOND QUARTER NET SALES

2026 Second Quarter Conference Call Scheduled for August 5, 2026

New York, New York, July 22, 2026, Interparfums, Inc. (NASDAQ GS: IPAR) (“Interparfums” or the “Company”) today announced net sales for three and six months ended June 30, 2026.

Net Sales ($in millions)	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2026	2025	% Change	2026	2025	% Change
Total Interparfums, Inc.	$341	$334	2%	$686	$673	2%
European based net sales	$231	$241	(4%)	$483	$488	(1%)
United States based net sales	$113	$96	18%	$209	$190	10%
Eliminations of intercompany sales	($3)	($2)	n/a	($6)	($6)	n/a

- The average dollar/euro exchange rate for the 2026 second quarter was 1.16 compared to 1.13 in the 2025 second quarter, while for the first six months of 2026, the average dollar/euro exchange rate was 1.17 compared to 1.09 in the first six months of 2025, leading to a positive 1% and 3% foreign exchange impact for the second quarter and first six months of 2026, respectively.

Data may not foot due to rounding.

Management Commentary:

Jean Madar, Chairman & Chief Executive Officer of Interparfums, stated, “Consolidated sales rose 2% in the second quarter to $341 million, bringing first half net sales to $686 million, also up 2% from the prior year period. The diversity of our overall brand portfolio again showed its strength as we saw strong growth from several of our larger brands which helped offset softness in other brands and geographies. The war in the Middle East, which again weighed on our results, represented a headwind of 3% in the second quarter and 2% for the first 6 months of the year. Excluding this effect, organic sales increased 4% in the second quarter and 1% for the first 6 months of the year.

“Growth in the quarter was driven by an 18% increase in sales by our United States based operations, along with favorable foreign exchange dynamics. While we are very pleased with our U.S. performance, it is important to note that in last year’s second quarter U.S.-based results were adversely impacted by a weak innovation program and tariff generated supply chain disruptions. Conversely, sales from our European based operations declined owing to high growth comparisons to the prior year period, continuing headwinds from the war in the Middle East, and a challenging operating environment in Eastern Europe.

“The fragrance category remains durable despite the macroeconomic and geopolitical headwinds weighing on consumers and retail partners alike. We are encouraged by the trajectory of our business at the midpoint of the year and remain cautiously optimistic about the future, drawing on a long history of performing through uncertainty with an evolving portfolio of exciting brands, disciplined execution, and a pipeline of robust innovation.”

European Based Operations

Mr. Madar continued, “Sales from European based operations declined 4% in the 2026 second quarter, reflecting an organic decline of 5% partially offset by a positive foreign exchange impact of 1%. First half sales were down 1%, despite a 3% positive contribution from foreign exchange.

"Jimmy Choo fragrance sales rebounded strongly after a weak first quarter, rising 23% in the second quarter leading to 8% growth in the first half of 2026. The brand’s fragrances have continued gain traction, particularly in the United States. This performance is supported by the continued success of the I Want Choo women's franchise, launched in 2021, combined with the successful launch of the Jimmy Choo Man Parfum line launched earlier this year.

"Coach fragrance sales declined 8% in the second quarter, reflecting an exceptionally high comparison to last year’s second quarter where brand sales grew 42%. Brand sales rose 10% in the first half of 2026 due to strong performance in the United States, its primary market. Growth has been driven by strong continued demand across most existing lines and by the first shipments of new extensions in the Coach Woman and Coach Man franchises launched earlier this year.

"Montblanc fragrance sales were essentially flat in the second quarter and increased 6% in the first half of the year, driven by favorable exchange rates and the ongoing success of the Montblanc Explorer Extreme line as well as the strength of the Legend franchise which was enhanced by the first quarter launch of Montblanc Legend Elixir. We plan to launch a third franchise in 2027, reflecting our commitment to the brand’s growth through innovation.

"Lacoste fragrance sales declined by 19% and 16% during the second quarter and first half of 2026, respectively, which followed exceptionally strong respective prior-year period growth of 59% and 44% attributable to a series of highly successful launches in early 2025. Lingering challenges in Eastern Europe also continued to impact the brand’s performance. Our confidence in the brand's future remains strong ahead of several major initiatives planned for 2027 and 2028, which we believe will drive the brand's growth.”

United States Based Operations

Mr. Madar continued, “Sales by our United States operations grew by 18% during the 2026 second quarter reflecting impressive organic growth of 17% off a challenging base in 2025 and a positive foreign exchange impact of 1%. The strong second quarter led to 10% growth in the first half of 2026, which included 8% organic growth and a 2% favorable foreign exchange impact.

"Fragrance sales of GUESS, our largest United States based brand, rose by 10% and 11% during the second quarter and first half of 2026, respectively. Growth was driven by the ongoing success of the Iconic franchise, supported by the second quarter launch of Iconic Blue, the newest men’s extension within the franchise. Second quarter growth was also supported by the launch of the newest Amore extension, Amore Napoli.

"Donna Karan/DKNY fragrance sales increased 28% and 12% during the second quarter and first half of 2026, respectively. Brand sales growth reflected healthy consumer demand across product categories, fragrance franchises, and strengthening momentum across e-commerce channels.

"Ferragamo fragrance sales increased considerably during the second quarter and first half of 2026, rising 41% and 17%, respectively. This performance, helped by a weaker prior period comparison, was primarily driven by overall strength of the Signorina line thanks to the successful launch of Signorina Romantica, and the Ferragamo line, thanks to the successful launch of Ferragamo Sublime Leather.

“Roberto Cavalli fragrance sales declined 9% in the 2026 second quarter against a very high growth comparison of 23% in the prior year period, and a challenging macro-economic environment in the Middle East which is the brand’s largest market. Despite this challenging macro environment, in the first half of 2026, brand sales increased 8%, driven by new extensions launched earlier this year across multiple fragrance franchises as well as the ongoing success of last year’s blockbuster launch of Serpentine.”

Mr. Madar concluded, “With a rich lineup of fragrance extensions planned for the second half of 2026, a series of blockbuster launches planned for 2027 and 2028, and the proven strength of our business model, we remain well positioned to continue growing as we navigate a dynamic operating environment.”

2026 Second Quarter Results and Conference Call Details

The Company will issue financial results for the three and six months ended June 30, 2026, on Tuesday, August 4, 2026, after the close of the stock market. Management will host a conference call to discuss financial results and business operations beginning at 11:00 am ET on Wednesday, August 5, 2026.

Interested parties may participate in the live call by dialing:

U.S. / Toll-free:  (877) 423-9820

International:      (201) 493-6749

Participants are asked to dial-in approximately 10 minutes before the conference call is scheduled to begin.

A live audio webcast will also be available in the “Events” tab within the Investor Relations section of the Company’s website at www.interparfumsinc.com, or by clicking here. The conference call will be available for webcast replay for approximately 90 days following the live event.

About Interparfums, Inc.:

Operating in the global fragrance business since 1982, Interparfums, Inc. produces and distributes a wide array of prestige fragrance and fragrance related products under license and other agreements with brand owners. The Company manages its business in two operating segments, European based operations, through its 72% owned subsidiary, Interparfums SA, and United States based operations, through wholly owned subsidiaries in the United States and Italy.

Our portfolio of prestige brands includes Abercrombie & Fitch, Anna Sui, Annick Goutal, Boucheron, Coach, Donna Karan/DKNY, Emanuel Ungaro, Ferragamo, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, Lacoste, Longchamp, MCM, Moncler, Montblanc, Off-White, Oscar de la Renta, Roberto Cavalli, and Van Cleef & Arpels, whose products are distributed in over 120 countries around the world through an extensive and diverse network of distributors. Interparfums, Inc. is also the registered owner of several trademarks including Lanvin, Rochas, and Solférino.

Forward-Looking Statements:

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions, and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions, or expectations will be achieved. In some cases, you can identify forward-looking statements by forward-looking words such as "anticipate, "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Interparfums' annual report on Form 10-K for the fiscal year ended December 31, 2025, and the reports Interparfums files from time to time with the Securities and Exchange Commission. Interparfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact Information:
Interparfums, Inc.	or	The Equity Group Inc.
Michel Atwood		Devin Sullivan: (212) 836-9608 / devin.sullivan@theequitygroup.com
Chief Financial Officer		Conor Rodriguez: (212) 836-9628 / conor.rodriguez@theequitygroup.com
(212) 983-2640		www.theequitygroup.com
www.interparfumsinc.com